Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2018 FOURTH QUARTER AND FULL YEAR RESULTS

•Q4 2018 GAAP diluted EPS was $0.76, including a $0.06 restructuring charge. Q4 2018 adjusted diluted EPS was $0.82, an increase of 17% above the fourth quarter of 2017.

•Q4 2018 Sales were a record $561 million, an increase of 10% over fourth quarter 2017.

•FY 2018 GAAP diluted EPS was $3.11. FY 2018 adjusted diluted EPS was a record $3.05, an increase of 14% above adjusted diluted EPS of $2.68 for FY 2017.

•FY 2018 Sales were a record $2,189 million, an increase of 11% compared to FY 2017 (+10% in constant currency).

•FY 2018 free cash flow was a record $237 million.

•Providing FY 2019 financial guidance – forecasting strong sales and EPS growth.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share. Free cash flow is operating cash flow less cash paid for capital expenditures.

Summary of Results from Operations
	Quarters Ended			Years Ended
	December 31,			December 31,
(In millions, except per share data)	2018	2017	% Change	2018	2017	% Change

Net Sales	$561.0	$511.7	9.6%	$2,189.1	$1,973.3	10.9%
Net sales change in constant currency			10.2%			10.3%
Operating Income	95.8	93.2	2.8%	371.2	350.6	5.9%
Net Income	66.1	88.1	(25.0)%	276.6	284.0	(2.6)%
Diluted net income per common share	$0.76	$0.96	(20.8)%	$3.11	$3.09	0.6%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$103.5	$93.2	11.1%	$378.9	$350.6	8.1%
As a % of sales	18.4%	18.2%		17.3%	17.8%
Adjusted Net Income (table C)	71.5	63.7	12.2%	271.1	246.3	10.1%
Adjusted diluted net income per share (table C)	$0.82	$0.70	17.1%	$3.05	$2.68	13.8%

STAMFORD, Conn. January 23, 2019 – Hexcel Corporation (NYSE: HXL) today reported fourth quarter and full year 2018 results including fourth quarter net sales of $561.0 million and adjusted diluted EPS of $0.82 per share.

Chairman, CEO and President Nick Stanage said: “We finished 2018 strongly, as we delivered record sales, earnings and free cash flow. Our markets continue to strengthen in all areas, as underscored by full year sales and adjusted diluted EPS increases of 11% and 14% respectively, reflecting our continued focus on innovation and execution. Importantly, our team delivered productivity and efficiency improvements across the business, which mitigated some of the unexpected headwinds we encountered throughout the year. We generated a record $237 million of free cash flow, an increase of 58% over 2017, further signaling our transition to a strong cash generation cycle. As we look forward, we remain confident in the outlook for Hexcel, and our guidance for 2019 demonstrates continued sales growth, margin expansion and free cash flow generation.”

Fourth Quarter 2018 Results

Sales of $561.0 million in the fourth quarter of 2018 were 9.6% higher (10.2% in constant currency) than the fourth quarter of 2017.

Commercial Aerospace

•

Commercial Aerospace sales of $385.4 million increased 6.7% (7.1% in constant currency) for the quarter compared to the fourth quarter of 2017. New generation narrowbody and widebody  commercial aircraft programs continued to strengthen with particularly strong growth from the Airbus A320neo and Boeing 737 MAX where the Company benefited from both increased build rates and higher shipset content.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft, increased approximately 7% in constant currency for the fourth quarter of 2018 as compared to 2017. The business jet category was the largest growth contributor of the various size classes in this market.

Space & Defense

•

Space & Defense sales of $97.7 million increased 1.3% (1.9% in constant currency) for the quarter as compared to 2017. Growth was broad-based across a number of military and civil rotorcraft programs, and the F-35 Joint Strike Fighter (JSF) program.

Industrial

•	Total Industrial sales of $77.9 million in the fourth quarter were up 43.7% (46.7% in constant currency) compared to the fourth quarter of 2017.
•

Wind energy sales (the largest submarket in Industrial) continue to experience substantial growth related to new generation wind turbines as more advanced composite material is adopted for blade production.

Consolidated Operations

•

Gross margin for the fourth quarter was 26.8% compared to 27.8% in the prior year period. As previously reported at the end of the second and third quarters, the Company was impacted by headwinds related to acrylonitrile prices, wind energy resin prices and tariffs. Gross margin for the fourth quarter included an increase in depreciation of $4.1 million compared to the fourth quarter of 2017 as the Company continues to invest in growth capital.

•

Selling, general and administrative expenses for the fourth quarter were lower than the prior year period primarily as a result of the Company maintaining tight cost controls. R&T costs increased approximately 18% in constant currency as compared to the fourth quarter of 2017, as the

Company continues to invest in advanced composite technology and innovation. A restructuring charge was taken related to a specific one-time action at a Company plant in Europe to improve operational efficiency and productivity. This charge was reversed out for reported Adjusted operating income discussed below and as reconciled in Table C.

•

Adjusted operating income in the fourth quarter of 2018 was $103.5 million, or 18.4% of sales, compared to $93.2 million, or 18.2% of sales, in 2017. The impact of exchange rates in the fourth quarter of 2018 was neutral due to the hedging of foreign exchange exposure.

FY 2018 Results

Full year 2018 sales were $2,189.1 million, an increase of 10.3% in constant currency compared to 2017.

Commercial Aerospace (70% of YTD sales)

•

Commercial Aerospace sales for the year of $1,525.0 million increased 8.1% in constant currency compared to 2017. Growth was driven by narrowbody build rate and shipset value increases, and the Airbus A350 and Boeing 787 programs.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, increased approximately 23% in 2018, driven by higher business jet sales.

Space & Defense (17% of YTD sales)

•

Space & Defense sales for the year of $369.9 million increased 6.8% in constant currency compared to 2017. Strong sales across a broad range of rotorcraft programs as well as the F-35 Joint Strike Fighter drove the increase, more than offsetting the previously announced Airbus A400M production rate reductions.

Industrial (13% of YTD sales)

•	Total Industrial sales for the year of $294.2 million increased 29.3% in constant currency compared to 2017.
•

The launch of a number of new wind turbine platforms utilizing the latest generation Hexcel composites led to an increase in wind energy sales of approximately 67% in constant currency compared to 2017. Our key Wind energy customer Vestas has a record backlog.

Consolidated Operations

•

Gross margin for the year was 26.5% compared to 28.0% for 2017. Through the Company’s focus on Operational Excellence, previously communicated headwinds were partially mitigated. Those headwinds, which impacted gross margin throughout the year, included higher acrylonitrile costs, an indirect result of higher oil prices, wind energy resin prices and tariffs. The Company also incurred start-up costs for a new PAN and carbon fiber facility in France, which is now aerospace qualified and providing needed additional capacity. Depreciation expense for the year increased $18.6 million over 2017, reflecting continued capital investment for future expected growth.

•

Selling, general and administrative expenses for the year were approximately 5% lower in constant currency than the prior year as the Company maintained tight spending control. Research and technology expenses for the year increased approximately 11% in constant currency compared to 2017, reflecting continued investment in innovative composite products and solutions to support customers and next-generation applications.

•	Adjusted operating income for 2018 was $378.9 million, or 17.3% of sales, compared to $350.6 million, or 17.8% of sales, in 2017. The year-over-year impact of exchange rates was neutral.

Cash and other

•

The effective tax rate for the fourth quarter of 2018 was 24.2% compared to minus 2.0% in the fourth quarter of 2017. The fourth quarter of 2017 was favorably impacted by the Tax Cuts and Jobs Act (tax reform) legislation. The full year effective tax rate for 2018 was 18.8% compared to 13.2% in 2017. The adjusted effective tax rate included in the Company’s adjusted net income for 2018 was 22.0% compared to an adjusted rate of 24.8% for 2017.

•

Free cash flow for the year was $237 million compared to $151 million in 2017. Working capital was a cash use of $31.2 million in 2018 as compared to a source of $20.3 million in 2017, primarily reflecting year over year sales growth. Cash used for capital expenditures was $184.1 million in 2018 compared to $278.1 million in 2017. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures.

•

The Company used $75 million to repurchase shares of its common stock during the fourth quarter of 2018 and used $358 million for share repurchases in 2018. The remaining authorization under the share repurchase program at December 31, 2018 was $385 million.

•

As announced today, the Board of Directors declared a quarterly dividend of $0.15 per share. The dividend will be payable to stockholders of record as of February 5, 2019, with a payment date of February 12, 2019.

2019 Guidance

Chairman, CEO and President Nick Stanage said: “As I look to 2019, the fundamentals of our business are extremely positive. We are forecasting double digit sales growth driven by strong commercial aerospace programs, continued growth in the F35 Joint Strike Fighter build rate plus another double digit step up in demand for our Wind energy products. The majority of the 2018 headwinds are now behind us, leading to solid incremental margins. This gives us confidence to forecast robust double digit EPS growth and another year of strong free cash flow generation. Demonstrating continued disciplined execution and our focus on Operational Excellence, I am confident that we will deliver our 2019 guidance provided below.”

Guidance is as follows:

•	Sales of $2.375 billion to $2.475 billion.
•	Adjusted diluted earnings per share of $3.38 to $3.52.
•	Free cash flow greater than $250 million.
•	Accrual basis capital expenditures of $170 million to $190 million.
•	Underlying effective tax rate is estimated at 24.0%.

Market-Specific

•	High single-digit sales growth in Commercial Aerospace.
•	Double-digit sales growth in Space & Defense and Industrial.

*****

The event will be webcast via the investor relations webpage at www.Hexcel.com. A replay of the call will be available on the investor relations page of the Hexcel website approximately two hours after the conclusion of the call. The event can also be accessed by dialing +1 (409) 350-3491. The conference ID is 5658158.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the estimates and expectations based on aircraft production rates made publicly available by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations of growth in revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding growth in sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures; expectations as to the level of capital expenditures and when we will complete the construction of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins as we add new facilities and in view of the current economic environment; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2019 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to reductions in sales to any significant customers, particularly Airbus, Boeing or Vestas; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions; including, but not limited to, the effect of change in U.S. trade policies and the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions, except per share data)	2018	2017	2018	2017
Net sales	$561.0	$511.7	$2,189.1	$1,973.3
Cost of sales	410.6	369.5	1,608.3	1,421.5
Gross margin	150.4	142.2	580.8	551.8
% Gross Margin	26.8%	27.8%	26.5%	28.0%

Selling, general and administrative expenses	31.7	36.1	146.0	151.8
Research and technology expenses	15.2	12.9	55.9	49.4
Other operating expense (income)	7.7	-	7.7	-
Operating income	95.8	93.2	371.2	350.6

Interest expense, net	10.4	7.4	37.7	27.4
Income before income taxes, and equity in earnings of affiliated companies	85.4	85.8	333.5	323.2
Provision (benefit) for income taxes	20.6	(1.8)	62.5	42.5
Income before equity in earnings of affiliated companies	64.8	87.6	271.0	280.7
Equity in earnings from affiliated companies	1.3	0.5	5.6	3.3
Net income	$66.1	$88.1	$276.6	$284.0

Basic net income per common share:	$0.78	$0.97	$3.15	$3.13

Diluted net income per common share:	$0.76	$0.96	$3.11	$3.09

Weighted-average common shares:
Basic	85.9	90.0	87.9	90.6
Diluted	86.9	91.5	89.0	91.9

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	December 31,	December 31,
(In millions)	2018	2017
Assets
Cash and cash equivalents	$32.7	$60.1
Accounts receivable, net	260.9	248.7
Inventories, net	297.8	314.0
Contract assets	50.5	-
Prepaid expenses and other current assets	33.9	33.9
Total current assets	675.8	656.7

Property, plant and equipment	2,839.9	2,743.9
Less accumulated depreciation	(963.4)	(877.6)
Net property, plant and equipment	1,876.5	1,866.3

Goodwill and other intangible assets, net	142.3	148.7
Investments in affiliated companies	48.7	47.7
Other assets	80.8	61.5
Total assets	$2,824.1	$2,780.9

Liabilities and Stockholders' Equity
Liabilities:
Current portions of debt	$9.4	$4.3
Accounts payable	161.9	144.1
Accrued liabilities	155.4	113.7
Total current liabilities	326.7	262.1

Long-term debt	947.4	805.6
Other non-current liabilities	228.0	218.1
Total liabilities	$1,502.1	$1,285.8

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 108.5 shares issued at December 31, 2018 and 107.8 shares issued at December 31, 2017	$1.1	$1.1
Additional paid-in capital	798.3	774.3
Retained earnings	1,726.5	1,496.1
Accumulated other comprehensive loss	(108.0)	(45.0)
	2,417.9	2,226.5

Less – Treasury stock, at cost, 23.7 and 18.2 shares at December 31, 2018 and December 31, 2017, respectively	(1,095.9)	(731.4)
Total stockholders' equity	1,322.0	1,495.1
Total liabilities and stockholders' equity	$2,824.1	$2,780.9

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Years Ended
	December 31,
(In millions)	2018	2017

Cash flows from operating activities
Net income	$276.6	$284.0
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	123.1	104.5
Amortization related to financing	1.6	0.7
Deferred income taxes	29.3	3.8
Restructuring expense	7.7	-
Equity in earnings from affiliated companies	(5.6)	(3.3)
Stock-based compensation expense	16.2	17.6

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(20.7)	20.2
(Increase) decrease in inventories	(25.2)	2.3
Increase in prepaid expenses and other current assets	(8.6)	(0.1)
Increase (decrease) in accounts payable/accrued liabilities	23.3	(2.1)
Other - net	3.7	1.1
Net cash provided by operating activities (a)	421.4	428.7

Cash flows from investing activities
Capital expenditures (b)	(184.1)	(278.1)
Acquisitions of business and investments in affiliates	(3.4)	(76.0)
Net cash used in investing activities	(187.5)	(354.1)

Cash flows from financing activities
Proceeds from senior notes due 2027	-	398.3
Issuance costs related to senior notes due 2027	-	(3.7)
Proceeds from settlement of treasury locks	-	10.0
Proceeds from Euro term loan	-	37.4
Repayment of Euro term loan	(4.2)	(4.1)
Borrowings from senior unsecured credit facility	752.0	459.0
Repayment of senior unsecured credit facility	(600.0)	(774.0)
Change in capital lease obligations	(0.2)	-
Proceeds from (repayments of) other debt, net	0.2	(0.5)
Dividends paid on common stock	(48.4)	(42.6)
Repurchase of stock	(357.7)	(150.3)
Activity under stock plans	1.0	12.2
Net cash used in financing activities	(257.3)	(58.3)
Effect of exchange rate changes on cash and cash equivalents	(4.0)	8.6
Net (decrease) increase in cash and cash equivalents	(27.4)	24.9
Cash and cash equivalents at beginning of period	60.1	35.2
Cash and cash equivalents at end of period	$32.7	$60.1

Supplemental data:
Free Cash Flow (a)+(b)	$237.3	$150.6
Accrual basis additions to property, plant and equipment	$179.1	$284.4

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2018 and 2017				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2018	2017	%	Effect (b)	2017	%
Commercial Aerospace	$385.4	$361.1	6.7	$(1.1)	$360.0	7.1
Space & Defense	97.7	96.4	1.3	(0.5)	95.9	1.9
Industrial	77.9	54.2	43.7	(1.1)	53.1	46.7
Consolidated Total	$561.0	$511.7	9.6	$(2.7)	$509.0	10.2

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	68.7	70.6			70.7
Space & Defense	17.4	18.8			18.9
Industrial	13.9	10.6			10.4
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2018 and 2017				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2018	2017	%	Effect (b)	2017	%
Commercial Aerospace	$1,525.0	$1,409.8	8.2	$1.4	$1,411.2	8.1
Space & Defense	369.9	343.7	7.6	2.8	346.5	6.8
Industrial	294.2	219.8	33.8	7.7	227.5	29.3
Consolidated Total	$2,189.1	$1,973.3	10.9	$11.9	$1,985.2	10.3

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	69.7	71.5			71.1
Space & Defense	16.9	17.4			17.4
Industrial	13.4	11.1			11.5
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2017 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2018 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2018
Net sales to external customers	$447.3	$113.7	$-	$561.0
Intersegment sales	17.9	0.1	(18.0)	-
Total sales	465.2	113.8	(18.0)	561.0

Operating income (loss)	97.2	9.3	(10.7)	95.8
% Operating margin	20.9%	8.2%		17.1%

Depreciation and amortization	30.0	2.3	-	32.3
Business consolidation and restructuring expenses	-	7.7	-	7.7
Stock-based compensation expense	1.4	0.3	0.5	2.2
Accrual based additions to capital expenditures	43.4	2.2	-	45.6

Fourth Quarter 2017
Net sales to external customers	$413.4	$98.3	$-	$511.7
Intersegment sales	15.0	0.4	(15.4)	-
Total sales	428.4	98.7	(15.4)	511.7

Operating income (loss)	95.4	11.5	(13.7)	93.2
% Operating margin	22.3%	11.7%		18.2%

Depreciation and amortization	26.2	1.9	0.1	28.2
Stock-based compensation expense	0.9	0.1	1.1	2.1
Accrual based additions to capital expenditures	61.8	4.6	-	66.4

Year Ended December 31, 2018
Net sales to external customers	$1,770.5	$418.6	$-	$2,189.1
Intersegment sales	74.6	0.1	(74.7)	-
Total sales	1,845.1	418.7	(74.7)	2,189.1

Operating income (loss)	373.8	50.6	(53.2)	371.2
% Operating margin	20.3%	12.1%		17.0%

Depreciation and amortization	113.9	9.1	0.1	123.1
Business consolidation and restructuring expenses	-	7.7	-	7.7
Stock-based compensation expense	7.1	1.3	7.8	16.2
Accrual based additions to capital expenditures	173.5	5.6	-	179.1

Year Ended December 31, 2017
Net sales to external customers	$1,597.1	$376.2	$-	$1,973.3
Intersegment sales	63.6	0.4	(64.0)	-
Total sales	1,660.7	376.6	(64.0)	1,973.3

Operating income (loss)	359.4	48.7	(57.5)	350.6
% Operating margin	21.6%	12.9%		17.8%

Depreciation and amortization	96.8	7.5	0.2	104.5
Stock-based compensation expense	6.6	1.1	9.9	17.6
Accrual based additions to capital expenditures	270.3	14.1	-	284.4
(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS and Tax Rate				Table C
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions)	2018	2017	2018	2017
GAAP operating income	$95.8	$93.2	$371.2	$350.6
Other operating expense (a)	7.7	-	7.7	-
Non-GAAP operating income	$103.5	$93.2	$378.9	$350.6

	Unaudited
	Quarters Ended December 31,
	2018			2017
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %
GAAP	$66.1	$0.76	24.2	$88.1	$0.96	(2.0)
Restructuring expense (a)	5.4	0.06	-	-	-	-
Discrete Tax Benefit (b)	-	-	-	(2.3)	(0.02)	2.6
Tax Reform (b)	-	-	-	(22.1)	(0.24)	25.8
Non-GAAP	$71.5	$0.82	24.2	$63.7	$0.70	26.4

(a)	The 2018 period included restructuring expense for a European facility.
(b)	The 2017 period included benefits of $22.1 million related to the new U.S. tax law and $2.3 million related to the release of reserves for uncertain tax positions.

	Unaudited
	Years Ended
	2018			2017
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %
GAAP	$276.6	$3.11	18.8	$284.0	$3.09	13.2
Restructuring expense (a)	5.4	0.06	-	-	-	-
Discrete Tax Benefit (b)	(4.7)	(0.05)	1.4	(15.6)	(0.17)	4.8
Tax Reform (c)	(6.2)	(0.07)	1.8	(22.1)	(0.24)	6.8
Non-GAAP	$271.1	$3.05	22.0	$246.3	$2.68	24.8
(a)	The 2018 period included restructuring expense for a European facility.
(b)

The 2018 period included benefits of $4.7 million related to the release of a valuation allowance in a foreign jurisdiction and release of reserves for uncertain tax positions. The 2017 periods included benefits of $9.1 million primarily related to the release of a valuation allowance in a foreign jurisdiction, as well as $6.5 million related to the release of reserves for uncertain tax positions.

(c)	The 2018 and 2017 periods included benefits of $6.2 million from a tax method accounting change related to U.S. tax reform and $22.1 million related to U.S. tax reform, respectively.

NOTE: Management believes that adjusted operating incoming, adjusted net income, adjusted diluted net income per share, the adjusted tax rate and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance. The Company is not providing a quantitative reconciliation of our non-GAAP guidance to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP guidance are difficult to predict and are primarily dependent on future uncertainties.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2018	2018	2017

Current portion capital lease	$0.3	$-	$-
Euro term loan	9.1	9.3	4.3
Total current debt	9.4	9.3	4.3

Euro term loan	51.4	52.5	63.3
Long-term credit facility due 2021	202.0	235.0	50.0
Unsecured bonds due 2025	300.0	300.0	300.0
Unsecured bonds due 2027	400.0	400.0	400.0
Long-term portion capital lease	0.6	-	-
Original issue discounts, deferred financing fees and other	(6.6)	(6.8)	(7.7)
Total long-term debt	947.4	980.7	805.6
Total Debt	956.8	990.0	809.9
Less: Cash and cash equivalents	(32.7)	(47.2)	(60.1)
Total debt, net of cash	$924.1	$942.8	$749.8